Exhibit 99.1
N E W S R E L E A S E

FOR IMMEDIATE RELEASE
NOVEMBER 2, 2021
CHESAPEAKE ENERGY CORPORATION REPORTS 2021 THIRD QUARTER RESULTS
OKLAHOMA CITY, November 2, 2021 – Chesapeake Energy Corporation (NASDAQ:CHK) today reported 2021 third quarter results. Highlights include:
•Net cash provided by operating activities of $443 million, resulting in unrestricted cash balance of $849 million
•Net loss totaled $345 million, or $3.51 per diluted share; adjusted net income(1) of $269 million, or $2.38 per diluted share
•Adjusted EBITDAX(1) of $519 million; free cash flow(1) of $265 million; net debt(1) at September 30 to 2021E adjusted EBITDAX ratio of 0.2x
•Increased base dividend by 27%, as previously announced, to $1.75 per share annually and payable beginning in December 2021
•Increased 2021 guidance for adjusted EBITDAX and total production with no change in capital spending; increased preliminary 2022 guidance for adjusted EBITDAX significantly
•Intends to invest over $30 million in ESG initiatives by year end 2022, including retrofitting over 19,000 pneumatic devices, reducing reported GHG emissions(2) by approximately 40% and methane emissions by approximately 80%
(1) A Non-GAAP measure as defined in the supplemental financial tables available on the company's website at www.chk.com.
(2) As reported under 40 CFR 98 Subpart W

Nick Dell'Osso, Chesapeake's President and Chief Executive Officer, commented, “Chesapeake has built significant momentum throughout this year as our employees continue to deliver outstanding results by maintaining their focus on the execution of our strategy – maximizing sustainable cash flow through our high return drilling program, building inventory by reducing our breakeven levels in all assets and reducing operating costs. We look forward to integrating the outstanding assets in the Vine acquisition and expect our strong performance will continue into 2022. Additionally, we are very pleased to be making rapid progress on certifying 100% of our dry gas production as Responsibly Sourced Gas by mid-year 2022 as well as significantly reducing our emissions in our oil assets as we highlight the very low methane emissions profile of our modern, responsibly operated oil and gas operations.”
Increase in Base Dividend; Incremental Variable Dividend Payable Beginning March 2022

During the 2021 third quarter, Chesapeake generated $443 million of operating cash flow and ended the quarter with $849 million of cash on hand. Consistent with the company’s strong liquidity, free cash flow generation and its previous announcement, Chesapeake's Board of Directors increased its base quarterly dividend on its common shares to $0.4375 per share, representing a 27% increase compared to the previous dividend amount. The base dividend will be payable on December 9, 2021 to shareholders of record at the close of business on November 24, 2021. Additionally, Chesapeake plans to adopt a variable return program that will result in the payment of an additional dividend, payable beginning in March 2022, equal to the sum of free cash flow from the prior quarter less the base quarterly dividend, multiplied by 50%.
Operations Update
Chesapeake continues to see lower base production decline rates which helped achieve an average net production rate of approximately 436,000 barrels of oil equivalent per day (approximately 80% natural gas and

INVESTOR CONTACT:	MEDIA CONTACT:	CHESAPEAKE ENERGY CORPORATION
Brad Sylvester, CFA (405) 935-8870 ir@chk.com	Gordon Pennoyer (405) 935-8878 media@chk.com	6100 North Western Avenue P.O. Box 18496 Oklahoma City, OK 73154

20% total liquids) during the 2021 third quarter. Chesapeake is currently operating eleven rigs across all its business units, with three rigs in Appalachia, six rigs located in the Gulf Coast, one rig in the South Texas Eagle Ford Shale and one rig in the Powder River Basin.
ESG Program Update
Chesapeake intends to invest over $30 million on ESG initiatives by year end 2022. As part of this effort, the company anticipates retrofitting more than 19,000 pneumatic devices, primarily focused on its oil assets. The program was initiated in the 2021 third quarter, initially focusing on its Brazos Valley business unit, and once complete, is expected to reduce reported GHG emissions by approximately 40% and methane emissions by approximately 80% enterprise wide.
Chesapeake continues to make progress towards certifying 100% of its Gulf Coast and Appalachia operations as Responsibly Sourced Gas primarily through the EO 100/MiQ certification process. All continuous methane emissions monitoring devices have been placed in the field in Chesapeake’s legacy Louisiana asset and efforts are underway to install these or similar devices under Project Canary’s TrustWell certification process in the newly acquired Vine acreage. Certification of both areas is expected to be completed by year-end. In Pennsylvania, Chesapeake anticipates completing installation of the methane monitoring devices in the 2021 fourth quarter with certification achieved by the end of the 2022 second quarter. At this point, Chesapeake expects to ultimately market approximately 3 billion cubic feet (bcf) per day of certified Responsibly Sourced Gas.
Chesapeake’s commitment to its ESG program includes a rigorous corporate governance model that drives accountability. Recent enhancements to Chesapeake’s compensation program is evidence of this accountability as the program directly limits payout, regardless of performance in other areas, should the company fail to meet critical environmental and safety metrics, including GHG intensity factors.
Updates to 2021 and Preliminary 2022 Guidance
Chesapeake increased its expected 2021 adjusted EBITDAX range to approximately $2.1 to $2.2 billion, up from $1.8 to $1.9 billion previously, and incorporating the earlier than expected closing of the Vine acquisition. In addition, the company increased its total annual production while maintaining its commitment to disciplined spending with no change to its previous capital program. Additionally, Chesapeake increased its preliminary 2022 adjusted EBITDAX outlook to $3.2 to $3.4 billion, up from $2.55 to $2.75 billion, with projected results largely based on recent commodity prices. The company expects to seek Board approval of its 2022 capital program later in the month and plans to provide formal 2022 guidance in early 2022.
Conference Call Information
Chesapeake will conduct a conference call to discuss these results on Wednesday, November 3, 2021 at 9:00 am EDT. The telephone number to access the conference call is 888-317-6003 or 412-317-6061 for international callers. The passcode for the call is 6823443.
Financial Statements and Non-GAAP Financial Measures
The company’s 2021 third quarter financial and operational results, along with non-GAAP measures that adjust for items that are typically excluded by securities analysts, are available on the company's website. Such non-GAAP measures should be not considered as an alternative to GAAP measures. Reconciliations of these non-GAAP measures and other disclosures are provided with the supplemental financial tables available on the company's website at www.chk.com.
2021 Guidance and 2022 Preliminary Outlook Projections
Management’s updated guidance for the remainder of 2021 and its preliminary updated guidance for 2022 can be found on the company's website at www.chk.com.

Fresh Start Accounting and Predecessor and Successor Periods
In connection with our emergence from bankruptcy on February 9, 2021, Chesapeake qualified for and applied fresh start accounting. In applying fresh start accounting, Chesapeake allocated its reorganization value to its individual assets based on their estimated fair values. Accordingly, the consolidated financial statements after February 9, 2021 are not comparable with the consolidated financial statements as of or prior to that date. References to "Successor" refer to the post-emergence reorganized Chesapeake after February 9, 2021, and references to "Predecessor" refer to pre-emergence Chesapeake for periods on or before February 9, 2021.
Headquartered in Oklahoma City, Chesapeake Energy Corporation's (NASDAQ: CHK) operations are focused on discovering and responsibly developing its large and geographically diverse resource base of unconventional oil and natural gas assets onshore in the United States.
Forward-Looking Statements
This news release and the accompanying outlook include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements other than statements of historical fact. They include statements that give our current expectations, management's outlook guidance or forecasts of future events, expected natural gas and oil growth trajectory, projected cash flow and liquidity, our ability to enhance our cash flow and financial flexibility, dividend plans, future production and commodity mix, plans and objectives for future operations, ESG initiatives, the ability of our employees, portfolio strength and operational leadership to create long-term value, and the assumptions on which such statements are based. Although we believe the expectations and forecasts reflected in our forward-looking statements are reasonable, they are inherently subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. No assurance can be given that such forward-looking statements will be correct or achieved or that the assumptions are accurate or will not change over time.
Factors that could cause actual results to differ materially from expected results include those described under "Risk Factors" in Item 1A of our annual report on Form 10-K and any updates to those factors set forth in Chesapeake's subsequent quarterly reports on Form 10-Q or current reports on Form 8-K (available at http://www.chk.com/investors/sec-filings). These risk factors include: the ability to execute on our business strategy following emergence from bankruptcy; the impact of the COVID-19 pandemic and its effect on our business, financial condition, employees, contractors and vendors, and on the global demand for oil and natural gas and U.S. and world financial markets; risks related to the Vine Acquisition, including our ability to successfully integrate the business of Vine into the company and achieve the expected synergies from the Vine Acquisition within the expected timeframe;the volatility of oil, natural gas and NGL prices; the limitations our level of indebtedness may have on our financial flexibility; our inability to access the capital markets on favorable terms; the availability of cash flows from operations and other funds to fund cash dividends, to finance reserve replacement costs or satisfy our debt obligations; write-downs of our oil and natural gas asset carrying values due to low commodity prices; our ability to replace reserves and sustain production; uncertainties inherent in estimating quantities of oil, natural gas and NGL reserves and projecting future rates of production and the amount and timing of development expenditures; our ability to generate profits or achieve targeted results in drilling and well operations; leasehold terms expiring before production can be established; commodity derivative activities resulting in lower prices realized on oil, natural gas and NGL sales; the need to secure derivative liabilities and the inability of counterparties to satisfy their obligations; adverse developments or losses from pending or future litigation and regulatory proceedings, including royalty claims; charges incurred in response to market conditions; drilling and operating risks and resulting liabilities; effects of environmental protection laws and regulations on our business; legislative and regulatory initiatives further regulating hydraulic fracturing; our need to secure adequate supplies of water for our drilling operations and to dispose of or recycle the water used; impacts of potential legislative and regulatory actions addressing climate change; federal and state tax proposals affecting our industry; potential OTC derivatives regulation limiting our ability to hedge against commodity price fluctuations; competition in the oil and gas exploration and production industry; a deterioration in general economic, business or industry conditions; negative public perceptions of our industry; limited control over properties we do not operate; pipeline and gathering system capacity constraints and transportation interruptions; terrorist activities and cyber-attacks adversely impacting our operations; and an interruption in operations at our headquarters due to a catastrophic event.
In addition, disclosures concerning the estimated contribution of derivative contracts to our future results of operations are based upon market information as of a specific date. These market prices are subject to significant volatility. Our production forecasts are also dependent upon many assumptions, including estimates of production decline rates from existing wells and the outcome of future drilling activity. We caution you not to place undue reliance on our forward-looking statements that speak only as of the date of this news release, and we undertake no obligation to update any of the information provided in this release, except as required by applicable law. In addition, this news release contains time-sensitive information that reflects management's best judgment only as of the date of this news release.